Exhibit 3(i)
                              ARTICLES OF AMENDMENT

       THESE ARTICLES OF AMENDMENT are filed on behalf of Bandag, Incorporated, an Iowa corporation (the "Corporation"), pursuant to Section 490.1006 of the Iowa Business Corporation Act. Pursuant thereto, the undersigned states as follows:

       1. The name of the Corporation is Bandag, Incorporated, a for-profit Iowa corporation.

       2. On May 14, 2002, at the Corporation's annual shareholder meeting, the shareholders of the Corporation approved amending the Corporation's Restated Articles of Incorporation, and the Corporation's Restated Articles of Incorporation are hereby amended, to add the following paragraph to Article V:

       "No person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that any such person's liability shall not be eliminated or limited for a breach of the director's duty of loyalty to the Corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a transaction from which the director derives an improper personal benefit, or under Section
       490.833 of the Iowa Business Corporation Act. This provision shall not eliminate or limit the liability of a director for an act or omission occurring prior to the date when this provision becomes effective."

       3. Shareholders of the Corporation's Common Stock, par value $1.00 per share, and shareholders of the Corporation's Class B Common Stock, par value $1.00 per share, were entitled to vote on the amendment as a single voting group. Each share of Common Stock was entitled to one vote at the meeting and each share of Class B Common Stock was entitled to ten votes at the meeting. Information regarding the vote is set forth below:

--------------------------------- ---------------------------- --------------------- ----------------------- ----------------------
                                                                                        Number of Votes         Total Number of
                                     Number of Outstanding                                Indisputably         Undisputed Votes
                                            Shares               Number of Votes          Represented            Cast for the
          Designation                   on Record Date         Entitled to be Cast       at the Meeting            Amendment
--------------------------------- ---------------------------- --------------------- ----------------------- ----------------------
Common Stock                               9,080,138                 9,080,138              8,347,866              8,058,889/1
--------------------------------- ---------------------------- --------------------- ----------------------- ----------------------
Class B Common Stock                       2,037,200                20,372,000             20,277,430             20,267,920/1
--------------------------------- ---------------------------- --------------------- ----------------------- ----------------------

----------
      1 The total number of undisputed votes cast for the amendment by the holders of the Common Stock and the Class B Common Stock voting as a single voting group was sufficient for approval of the amendment.


These Articles of Amendment are executed on behalf of the Corporation as of the 14th day of May, 2002.

                                    BANDAG, INCORPORATED


                                    By: /s/ Martin G. Carver
                                        ----------------------------------------
                                        Martin G. Carver, Chairman of the Board,
                                        Chief Executive Officer and President



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